Exhibit 99.2

PRESS RELEASE:

EASY GARDENER ANNOUNCES COMPLETION OF SALE OF ASSETS AND NAME CHANGE

WACO, TX -- (MARKET WIRE) -- 06/21/2006 -- Easy Gardener Products, Ltd. (OTC: EZGRP) Formerly -- (AMEX: EZY_pa) (AMEX: EZY.pr.a) (AMEX: EZYPRA) (AMEX: EZY/PA) announces the completion of the sale of all of its assets pursuant to an order of the Bankruptcy Court. The buyer was Green Thumb Acquisition Corporation (“GTAC”), an affiliate of Bayside Capital, at a purchase price of $58,797,023.46. The purchase price consists of $23.5 million, plus the principal and interest owed to the Company’s senior secured revolving and term lenders and minus certain fees to be paid. Bayside Capital is an affiliate of H.I.G. Capital, an investment firm that manages more than $2.5 billion in invested capital and has invested in over 40 portfolio companies.

Under the sale agreement, the Company sold to the GTAC substantially all of the assets of the Company and its wholly-owned subsidiaries Weatherly Consumer Products Group, Inc. and Weatherly Consumer Products, Inc. in a transaction subject to Section 363 of the Federal Bankruptcy Code. The Company used the proceeds of the sale to repay 100% of the outstanding principal and unpaid interest due to the Company’s senior secured revolving and term lenders at the closing of the sale, upon which the Company terminated its agreements with its senior secured revolving and term lenders. The Company expects the $23.5 million balance of the purchase price to be used to pay amounts owed to holders of two subordinated promissory notes issued by the Company in the aggregate principal amount of $4.275 million, plus accrued interest of approximately $1.0 million. After paying transaction and other fees estimated to be between $3.1 million and $4.3 million, there will be between approximately $15.1 million and $13.9 million remaining for distribution to holders of the Company’s 9.40% Cumulative Preferred Trust Securities (the “Trust Preferred Shares”) due April 15, 2028 (estimated to be between approximately $6.25 and $5.75 per Trust Preferred Share). The amount ultimately paid to the holders of the Trust Preferred Shares will depend upon several contingencies, including the amount of transaction and other fees actually incurred in connection with the sale and the Chapter 11 process. No funds will be available for payment to the Company’s common equity securities.

Effective June 16, 2006, the Company has changed its name to EGI Liquidating Company, Ltd. The Company is a Texas limited partnership with principal executive offices located at 3022 Franklin Avenue, Waco, Texas 76710.

About Easy Gardener Products, Ltd.

The Company’s Form 10-K for the period ended June 30, 2005 and other historical financial statements can be found on the Company’s web site, www.easygardener.com, or on the Securities and Exchange Commission’s web site, www.sec.gov, under the name Easy Gardener Products, Ltd.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The Private Securities Litigation Reform Act of 1955 provides a “safe harbor” for forward-looking statements. Certain information included in this release contains statements that are forward-looking. Such forward-looking information involves important known and unknown risks and uncertainties. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “may,” “might,” “could,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Contact:

Dick Kurz

Easy Gardener Products, Ltd.

254-753-5353

Email: Email Contact

SOURCE:  Easy Gardener Products, Ltd.

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